SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.     )

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EQ Advisors Trust

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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

SUPPLEMENT DATED AUGUST 20, 2006 TO THE

PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED MAY 1, 2006

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

This Supplement updates the above-referenced Prospectus and Statement of Additional Information of EQ Advisors Trust (the “Trust”). You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust’s most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104. In addition, the information in this Supplement should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. The purpose of this Supplement and Information Statement is to provide you with information about: (i) the investment advisory agreement dated December 2, 2005 (“Existing Fixed Income Advisory Agreement”) between AXA Equitable Life Insurance Company (“AXA Equitable” or the “Investment Manager”), the Trust’s Investment Manager, and Fund Asset Management, L.P. (“FAM”), a division of Merrill Lynch Investment Managers, L.P. (“MLIM”), doing business as Mercury Advisors (“Mercury”), the investment sub-adviser to the EQ/Government Securities Portfolio, EQ/Long Term Bond Portfolio and EQ/Short Duration Bond Portfolio, each a series of the Trust (collectively, the “Fixed Income Portfolios”); (ii) the investment advisory agreement dated December 12, 2003 between AXA Equitable and Merrill Lynch Investment Managers International Limited (“MLIMIL”) (the “Existing International Value Advisory Agreement”), the investment sub-adviser to the EQ/Mercury International Value Portfolio (the “International Value Portfolio”); (iii) the investment advisory agreement dated as of May 1, 2000, as amended, between AXA Equitable and FAM (the “Existing Basic Value Advisory Agreement” and combined with the Existing Fixed Income Advisory Agreement and the Existing International Value Advisory Agreement, the “Existing Advisory Agreements”), the investment sub-adviser to the EQ/Mercury Basic Value Portfolio (the “Basic Value Portfolio” and combined with the Fixed Income Portfolios and the International Value Portfolio, the “Portfolios”) and (iv) certain events and transactions giving rise to an assignment of the Existing Advisory Agreements, as the term assignment is defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”).

On February 15, 2006, BlackRock, Inc. and Merrill Lynch & Co., Inc. (“Merrill Lynch”) announced that they had reached an agreement to combine Merrill Lynch’s investment management business, MLIM and certain affiliates (including FAM and MLIMIL), with BlackRock, Inc. to create a new independent company using the BlackRock, Inc. name (the “Transaction”). Subsequent to the Transaction, Merrill Lynch will hold a significant minority ownership position in BlackRock, Inc. In anticipation of the close of the Transaction, scheduled for the end of the third quarter of 2006, FAM will assign the Existing Advisory Agreements to the following advisers, all of which are subsidiaries of BlackRock, Inc. (collectively, the “BlackRock Advisers”), thereby terminating the Existing Advisory Agreements, in accordance with their terms and relevant provisions of the 1940 Act:

Agreement	New Adviser
Existing Fixed Income Advisory Agreement	BlackRock Financial Management, Inc.
Existing International Value Advisory Agreement	BlackRock International Investment Management Limited
Existing Basic Value Advisory Agreement	BlackRock Investment Management LLC

Kevin Rendino and Robert Martorelli will remain as portfolio managers of the Basic Value Portfolio and will become employees of the new combined entity.

A team of investment professionals that includes James A. MacMillan and Robert Weatherston will remain as portfolio managers of the International Value Portfolio, and will become employees of the new combined entity.

With respect to the Fixed Income Portfolios, the current portfolio manager, Todd Finkelstein, and his team will continue to manage the Fixed Income Portfolios until the close of the Transaction. While AXA Equitable does not anticipate any changes to the Fixed Income Portfolios’ investment objectives or to the principal investment strategies for the Fixed Income Portfolios, the following portfolio managers are expected to begin managing the Fixed Income Portfolios after the close of the Transaction:

Fixed Income Portfolio	Proposed Portfolio Managers
EQ/Government Securities Portfolio and EQ/Long Term Bond Portfolio:	Scott Amero Matthew Marra	Keith Anderson Andrew J. Phillips

EQ/Short Duration Bond Portfolio	Scott Amero Todd Kopstein	Keith Anderson

AXA Equitable serves as the Investment Manager and Administrator of the Trust. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust and to amend the advisory agreements between AXA Equitable and sub-advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace sub-advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust held on July 10-11, 2006, the Board of Trustees, including the Trustees who are not “interested persons” of the Trust (as that term is defined in the 1940 Act) (“Independent Trustees”), the Board of Trustees unanimously approved the Investment Manager’s proposal to approve a new Investment Advisory Agreement between AXA Equitable and BlackRock, with respect to each of the Portfolios due to the termination of the Existing Advisory Agreements triggered by the assignment provisions under the Advisers Act, the 1940 Act and the Existing Advisory Agreements.

Factors Considered by the Board

In approving the Investment Advisory Agreements with each of the BlackRock Advisers, the Board of Trustees reviewed and evaluated information furnished by the Investment Manager and BlackRock. The Board of Trustees also discussed and reviewed the terms of the proposed Investment Advisory Agreement. In particular, the Board of Trustees reviewed and evaluated the following factors: (i) the nature, quality and extent of the services expected to be rendered by the BlackRock Advisers to the respective Portfolios; (ii) BlackRock’s investment approach; (iii) the structure of BlackRock and the BlackRock Advisers’ ability to provide services to the Portfolios, based on BlackRock’s financial condition as well as the credentials, reputation, background and investment experience of its personnel; (iv) BlackRock’s investment, security selection and research process and its historical performance record relative to a peer group and to other benchmarks; (v) a comparison of the advisory fee of each of the BlackRock Advisers with those of other potential advisers, and the reasonableness of such fees in light of the extent and quality of the services to be provided; and (vi) indirect costs and benefits each of the BlackRock Advisers serving as an adviser to the respective Portfolios. Based on its consideration and review of the foregoing information, the Board of Trustees determined that each Portfolio is likely to benefit from the nature and quality of the services expected to be provided by the BlackRock Advisers, as well as their ability to render such services based on BlackRock’s experience, reputation and resources and its investment approach, style and process. The Board of Trustees also determined that BlackRock’s historical performance record compared favorably to its peer group and benchmark. The Board of Trustees further determined that the BlackRock Advisers’ advisory fees were reasonable in light of the extent and quality of the services expected to be provided and that the Investment Advisory Agreement between the Investment Manager and each BlackRock Adviser with respect to the Portfolios was in the best interests of each Portfolio and its shareholders. The Board of Trustees concluded that: (i) the assignment would not impact the way the Portfolios are managed in any material respect; and (ii) the services to be provided by the BlackRock Advisers are substantially similar to those provided pursuant to the Existing Advisory Agreements.

Based on these considerations, the Board of Trustees was satisfied, with respect to the Portfolios, that: (1) each Portfolio was reasonably likely to benefit from the nature, quality and extent of BlackRock’s services and the services of the BlackRock Advisers; (2) each Portfolio was reasonably likely to benefit from BlackRock’s investment process, personnel and operations and that of the BlackRock Advisers; (3) BlackRock has the resources to provide the services and to carry out its responsibilities under the Investment Advisory Agreements; (4) BlackRock has an adequate compliance program; (5) the BlackRock Advisers’ compensation, including any direct or indirect benefits to be derived by it or its affiliates, is fair and reasonable; and (6) the performance of BlackRock’s similar funds generally was reasonable in relation to the performance of their peer group. Based on the foregoing, the Board of Trustees, including the Independent Trustees, approved each Investment Advisory Agreement with respect to the Portfolios.

Information Regarding the Investment Advisory Agreement

Except as to effective date and duration, the terms of the new Investment Advisory Agreements between AXA Equitable and each of the BlackRock Advisers are substantially similar to those of the Existing Advisory Agreements. The Existing Fixed Income Advisory Agreement was last approved by the Board of Trustees on November 29-30, 2005. At that time, the Board of Trustees approved a technical assignment and resulting termination of the Investment Advisory Agreement caused by a sale of control of Boston Advisors, the Fixed Income Portfolios’ former Adviser, to Merrill Lynch & Co., Inc.

The Existing Basic Value Advisory Agreement and the Existing International Advisory Agreement were each last approved on July 13, 2005 in connection with their annual consideration and renewal.

The new Investment Advisory Agreements provides that they will remain in effect for their initial term and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves their continuance at least annually. The new Investment Advisory Agreements can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of each Portfolio on sixty days’ written notice to AXA Equitable and BlackRock, or by AXA Equitable or BlackRock on sixty days’ written notice to the Trust and the other party. The new Investment Advisory Agreements also terminate automatically in the event of their assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The new Investment Advisory Agreements generally provide that the BlackRock Advisers will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by the BlackRock Advisers with respect to the Portfolios, except that nothing in the agreement limits any of the BlackRock Advisers’ liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the BlackRock Advisers in the performance of any of their duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to each Portfolio advised by the BlackRock Advisers, if such statement or omission was made in reliance upon information furnished by BlackRock to AXA Equitable or the Trust.

Under the Existing Fixed Income Advisory Agreement, FAM received an advisory fee equal to 0.10% of the average daily net assets of theEQ/Short Duration Bond Portfolio and 0.15% of the average daily net assets of each of the EQ/Government Securities Portfolio and the EQ/Long Term Bond Portfolio. For the fiscal year ended December 31, 2005, FAM received $172,836, $406,142 and $430,874 in advisory fees with respect to the EQ/Government Securities Portfolio, EQ/Long Term Bond Portfolio and EQ/Short Duration Bond Portfolio, respectively.

Under the Existing Basic Value Advisory Agreement, FAM received an advisory fee equal to 0.40% of the average daily net assets of the EQ/Mercury Basic Value Portfolio up to and including $100 million; .375% of the Portfolio’s average daily net assets over $100 million up to and including $300 million; and .35% of the Portfolio’s average daily net assets in excess of $300 million. For the fiscal year ended December 31, 2005, FAM received $8,121,624 in advisory fees with respect to the EQ/Mercury Basic Value Portfolio.

Under the Existing International Value Advisory Agreement, MLIMIL received an advisory fee equal to 0.44% of the average daily net assets of the EQ/Mercury International Value Portfolio for the first $100 million; .42% of the average daily net assets in excess of $100 million up to and including $200 million; and .40% of the average daily net assets in excess of $200 million. For the fiscal year ended December 31, 2005, MLIMIL received $4,414,937 in advisory fees with respect to the EQ/Mercury International Value Portfolio.

Information Regarding BlackRock

As Advisers to the Portfolios, the BlackRock Advisers provide each Portfolio with investment research, advice and supervision and manage each Portfolio’s securities consistent with its investment objective and policies, including the purchase, retention and disposition of securities, as set forth in each Portfolio’s prospectus. The principal risks of investing in each Portfolio are listed in the prospectus under the headings “About the Investment Portfolios – Fixed Income Portfolios-EQ/Government Securities Portfolio, EQ/Long Term Bond Portfolio and EQ/Short Duration Bond Portfolio” and “About the Investment Portfolios – Equity Portfolios-EQ/Mercury Basic Value Portfolio and EQ/Mercury International Value Portfolio”.

Mr. Amero, a Managing Director since 1990, is a senior strategist and portfolio manager with responsibility for overseeing all fixed income sector strategy and the overall management of client portfolios. He is also the head of Global Credit research and a member of BlackRock’s Management Committee and Investment Strategy Group.

Mr. Anderson, Managing Director since 1988, is responsible for global fixed income strategy, asset allocation and the overall management of client portfolios. In this capacity, he coordinates BlackRock’s team of portfolio managers and credit analysts who specialize in the government agency, corporate and mortgage sectors and sub-sectors, worldwide. He is the Chief Investment Officer for Fixed Income, a member of BlackRock’s Management Committee and Chairman of the Investment Strategy Group.

Mr. Kopstein, Managing Director since 2003, is a member of the Investment Strategy Group and his primary responsibility is managing total return portfolios, with a sector emphasis on short duration securities.

Mr. Phillips, Managing Director since 1999, is a member of the Investment Strategy Group and his primary responsibility is the consistent implementation of investment strategies across all total return accounts, with a sector emphasis on mortgage securities.

Mr. Marra is a member of the Investment Strategy Group. Mr. Marra’s primary responsibility is managing total return portfolios, with a sector emphasis on Treasury and agency securities.

Messrs. Rendino and Martorelli have been Managing Directors of MLIM since 2000 and portfolio managers with FAM for more than five years. After the close of the Transaction, Messrs. Rendino and Martorelli will be Managing Directors of BlackRock.

Mr. MacMillan, senior portfolio manager of the EQ/International Value Portfolio, has been managing the portfolio since December 2003. He has been a Managing Director of MLIM since 2000 and a Director thereof from 1993 to 2000. After the close of the Transaction, Mr. MacMillan will be a Managing Director of BlackRock.

Mr. Weatherston has been a portfolio manager of the EQ/International Value Portfolio since December 2003. He has been a Director of MLIM since 2005 and was a Vice President thereof from 1999 to 2005. After the close of the Transaction, Mr. Weatherston will be a Director of BlackRock.

Each of the BlackRock Advisers is located at 40 East 52nd Street, New York, New York 10022. Each of the BlackRock Advisers is a subsidiary of BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, which is, as of the date hereof, a majority-owned, indirect subsidiary of The PNC Financial Services Group, Inc., 600 Grant Street, Pittsburgh PA 15219.

Members of the Board of Directors of BlackRock Financial Management, Inc. are Laurence D. Fink, Ralph L. Schlosstein and Robert S. Kapito. BlackRock Investment Management, LLC and BlackRock Asset Management UK Limited will become affiliated with BlackRock effect upon the close of the Transaction. Accordingly, the members of the Boards of Directors of these firms after the Transaction have not yet been determined.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolios may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Investment Manager or the Adviser(s). For the fiscal year ended December 31, 2005, the Fixed Income Portfolios did not trade or clear through an affiliated broker. For the fiscal year ended December 31, 2005, the EQ/Mercury Basic Value Portfolio and the EQ/Mercury International Value Portfolio paid the amounts indicated to the corresponding affiliated broker-dealer.

Portfolio	Affiliated Broker- Dealer	Aggregate Brokerage Commissions Paid		Percentage of Total Brokerage Commissions		Percentage of Transactions (Based on Dollar Amounts)
EQ/Mercury Basic Value Portfolio	Sanford C. Bernstein Merrill Lynch & Co.	$ $	20,365 681,651	0.47 15.78	% %	0.21 7.49	% %

EQ/Mercury International Value Portfolio	Sanford C. Bernstein Merrill Lynch & Co.	$ $	24,871 48,242	0.95 1.83	% %	0.68 1.51	% %

Control Persons and Principal Holders

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio. As of [            ], 2006, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate less than one percent of the shares of the Portfolios.

The following table sets forth information regarding the shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolios as of [            ], 2006:

Shareholder	Shares Owned	Percent of Ownership

[A copy of the Trust’s 2005 Annual Report is enclosed.]